SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 Form 8-K

                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported) January 16, 1997


                        Registrant; State of Incorporation;  IRS Employer
COMMISSION FILE NUMBER  ADDRESS; AND TELEPHONE NUMBER        IDENTIFICATION NO.

 1-5532                 PORTLAND GENERAL CORPORATION         93-0909442
                        (an Oregon Corporation)
                        121 SW Salmon Street
                        Portland, Oregon 97204
                        (503) 464-8820


 1-5532-99              PORTLAND GENERAL ELECTRIC COMPANY    93-0256820
                        (an Oregon Corporation)
                        121 SW Salmon Street
                        Portland, Oregon 97204
                        (503) 464-8000



          121 S.W. SALMON STREET, PORTLAND, OREGON            97204
          (Address of principal executive offices)         (zip code)

    Registrant's telephone number, including area code 503-464-8820


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 ITEM 5.             OTHER EVENTS

 PRELIMINARY MERGER RECOMMENDATION - On January 16, 1997 Portland General Corporation (PGC) and Enron Corp. (ENRON) received the preliminary recommendation from the Staff of the Public Utility Commission of Oregon
 (OPUC) to approve, subject to certain conditions, the companies' application to merge. The OPUC Staff recommends an annual rate reduction for Portland General Electric's (PGE) customers of $47.4 million, a result of several conditions proposed by the Staff. The proposed rate reduction includes a provision to true-up reduction amounts if certain future revenues exceed expectations.

 Staff proposed reductions consist of the following items: $11.7 million related to PGE trading floor margins, $24.5 million related to estimated non-franchise retail sales margins, $10 million related to administrative cost savings and $1.2 million associated with lower natural gas fuel costs. These reductions would remain in rates for approximately four years.

 Other conditions include minimum service quality standards, cost shifting protections, and competitive protections, most of which are similar to conditions already in place between PGE and PGC.

 PGC and ENRON are pleased the Staff has recommended approval of the merger, however, certain of the proposed conditions raise legal, policy and monetary issues that must be addressed. Settlement conferences are scheduled for January 22 through 24, 1997.

 For further background information regarding the proposed merger   see the PGE
 and PGC quarterly reports on Form 10-Q for the quarter ended September 30, 1996, and report on Form 8-K dated November 12, 1996.


                                Signatures


 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.


                            Portland General Corporation
                            Portland General Electric Company


 January 17, 1997           By      /S/ JOSEPH E. FELTZ
                                         Joseph E. Feltz
                                       Assistant Controller
                                       Assistant Treasurer



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